Exhibit 5.2

03 June 2025

To Whom It May Concern

Dear Sir/Madam

LETTER OF LEGAL OPINION

RE: GREEN IOT PTY LTD ACN: 634 083 622

A.	BACKGROUND

1.	We are solicitors qualified to practise in Australia and have been asked to provide this legal opinion to you with regard to the laws of the State of New South Wales and the Commonwealth of Australia in relation to GREEN IOT PTY LTD ACN: 634 083 622 (the Company). In this opinion Corporations Act means the CORPORATIONS ACT 2001 of the Commonwealth of Australia.

2.	Unless expressly mentioned, this legal opinion relates only to the laws of Australia and is given on the basis that it is to be construed in accordance with the laws of Australia effective as of the date hereof and there is no assurance that any of such laws will be changed, amended, supersede or replaced in the immediate future or in the longer term with or without retroactive effect. We express or imply no opinion herein directly or indirectly with respect to the laws of any jurisdiction other than Australia. In this opinion, a reference to “laws” or “law” is a reference to the legislation, common law, principles of equity and laws constituted or evidenced by documents available to the public generally.

3.	For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the matter which is the subject of this opinion.

4.	In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

5.	In connection with this opinion, we are instructed to hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings, “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectuses included in the Registration Statement. In giving such consent, we are further instructed that we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

B.	THE LAW

6.	Under the laws of Commonwealth of Australia:

6.1	the Company requires registration under the Corporations Act. The Company is further required by the Corporations Act to have a registered office and a principal place of business address in Australia, its location to be recorded by the Australian Securities and Investments Commission (ASIC) and publicly listed on the ASIC Register. The registered office of the Company and its principal place is provided to ASIC by the officeholder or an authorised representative of the Company (the Company’s Registered Officeholder);

6.2	The Company must keep and maintain a register of members which may, but need not be, kept at the registered office. The register of members of the Company may not be filed with any governmental or regulatory authority and may not be available for public inspection. Unless an exemption applies, the Company must keep and maintain a register of its members, with required particulars of the Company’s officeholders and members (as defined in the Corporations Act). Information contained in the register of members must be updated by the Company’s Registered Officeholder with ASIC within 28 days of the change occurring. Anyone has a right to inspect a copy of the Company’s share register available at ASIC;

6.3	The names and addresses of the directors and shareholders must be entered on a register of directors and shareholders and a copy is usually kept by the Company. ASIC shall make available the list of the names of the current directors of the Company for inspection by any person upon payment of a fee by such person;

6.4	The Company does not have a constitution. In Australia, there is no legal requirement for a company constitution. In the absence of a company constitution, the replaceable rules will automatically apply to the company. Replaceable rules, which can be found in the Corporations Act and are publicly available, are a basic set of rules for managing a company in Australia. Not all director or shareholder resolutions of the Company are publicly available;

6.5	The Company is required under Section 262 of the Corporations Act to keep a register of mortgages and charges in respect of mortgages and charges. Security interests over the Company’s Assets can be, but is not required to be, registered on the Personal Property Securities Register (PPSR), a national online database and the official government register of security interests in property; and

6.6	ASIC regulates compliance with the financial reporting and auditing requirements for the Company which is an entity subject to the Corporations Act. The directors of the Company must take reasonable steps to comply with, or secure compliance with, the financial reporting and audit requirements of the Corporations Act, including the requirement to keep proper books and records.

C.	OPINION

7.	Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Commonwealth of Australia:

Incorporation

7.1	The Company is a company duly incorporated with limited liability on 13 June 2019 and is validly existing under the Corporations Act and remains so registered as at the date of this letter. The Company’s registered office and Principal Place of Business are 4 Coonardo Place, CASTLE HILL NSW 2154.There is no evidence that the incorporation of the Company has been in breach of any applicable laws or regulations.

Good Standing

7.2	Based solely on the Certificate of Incorporation of the Company (as defined in Schedule 1), the Company is in good standing as of the date of this Letter under the laws of the Commonwealth of Australia.

Objects, Powers and Capacity

7.3	The Company is a separate legal entity and subject to lawsuit in its own name and has the capacity to sue in its own name and conduct business throughout Australia. The Company has engaged in roof-top solar and energy storage system product sales and after sales services in Australia. The Company does not engage in production activities.

Shares

7.4	The Company has issued 100 units of fully paid ordinary shares with a total amount paid being $100. By calculation, 1 unit of ordinary shares had a par value of AUD 1.00.

Director

7.5	Based solely on the Certificate of Current & Historical Company Extract (as defined in Schedule 1), the directors of the Company are as follows:

NAME	APPOINTMENT DATE
WENZE LU	13 June 2019

Since its registration on 13 June 2019, no officeholder has been added or deleted on ASIC records. The Company has no appointment, resignation or removal of director on the record.

Shareholders

7.6	Based on our examination of the Company Extract, the only current member of the Company is as follows:

Name of Shareholder	Organisation Number	Address	Number of Shares	Shares Description
GREEN SOLAR ENERGY LIMITED	673 638 143	Craigmuir Chambers Road Town, Tortola, Vg1110, Virgin Islands, British	100	Ordinary

7.7	Previous members of the Company are recorded as follows:

Name of Shareholder	Date shares transferred to current member	Address	Number of Shares	Shares Description
WENZE LU	25/02/2020	4 Coonardoo Place, CASTLE HILL NSW 2154	80	Ordinary
WEI LU	25/02/2020	5 Gwen Place, WEST PENNANT HILLS NSW 2125	20	Ordinary

Security Interests

7.8	The Company is required under Section 262 of the Corporations Act to keep a register of mortgages and charges in respect of mortgages and charges specifically affecting property of the Company at its registered office which shall include a short description of the property mortgaged or charged, the amount of charge created and the names of the mortgagees or persons entitled to such charge.

7.9	PPSR Grantor Comprehensive Summary contains three registered security interests. Based solely on the Director’s Certificate, these security interests are required by the three suppliers to guarantee the Company’s payments after the suppliers’ delivery of goods to the Company.

7.10	The registration of security interests in the Company’s register of mortgages and charges does not act so as to perfect or grant priority to such security interests as a matter of law nor does failure to register a security interest invalidate it but the register of mortgages and charges is open to inspection by any creditor or member of the Company at all reasonable times. There is no generally applicable statutory regime for the mandatory filing or registration of security interests created by Australian companies.

National Property of the Company

7.11	Based solely on our inspection of the National Property Ownership Report, the Company holds no other property nationwide.

7.12	The Company does not own any other real property in Australia. The Company owns assets described in the Company Asset Summary from 01 January 2019 to present and a commercial lease for the property at 27/14 Loyalty Road, North Rocks NSW 2151.

7.13	Based on our inspection and the Director’s Certificate, there are no intellectual property applications and registrations by or relating to the Company, and the Company own intellectual property rights in Australia, and it have no pending applications for intellectual property rights in Australia. Based on the Confirmations, the Company has (not) entered into (any) licence agreements (as licensor or licensee).

Court Proceedings

7.14	Based solely on our inspection of the Register of all national courts (Court Register) via the Digital System (as defined in Schedule 3) on various dates from the date of incorporation of the Company (Court Search), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), judgments or rulings, counterclaim or third party notice (Originating Process) nor any amended Originating Process pending before any Court in Australia, in which the Company is identified as a defendant or respondent.

7.15	Based solely on the Director’s Certificate (as defined in Schedule 1), since the date of incorporation of the Company up to the date of the Director’s Certificate:

7.15.1	the Company has engaged in roof-top solar and energy storage system product sales and after sales services in Australia (Business);

7.15.2	The Company possesses all requisite licences necessary for conducting the Business, including a contractor licence;

7.15.3	the Company has six employees within Australia;

7.15.4	the Company strictly complies with all applicable employment and Work Health and Safety laws and regulations;

7.15.5	the financial statements of the Company are regularly reviewed and evaluated and have no irregularities;

7.15.6	the Company strictly complies with relevant environmental legislation, policies and guidelines and has not been found in breach or non-compliance with any legal obligation;

7.15.7	the Company has no foreign and domestic investment or branches;

7.15.8	the Company has neither entered into any material contract nor incurred any material obligation or liability;

7.15.9	the Company has not entered into any agreement on entrustment shareholding, trust shareholding or any other agreement affecting its ownership of the shares and the director is not aware of any dispute in relation to the shares held by the Company;

7.15.10	to the best of the director’s knowledge, the director is not aware of any entrustment shareholding, trust shareholding or any other agreement affecting the ownership of the shares in the Company nor is the director aware of any dispute in relation to the shares in the Company;

7.15.11	the Company does not have any arrears in taxes, and the Company has not been the subject of any administrative or legal proceedings or penalty imposed by any authority or regulator for violation of the taxation laws of any applicable law in Australia. The company has operated legally, and at present there is no tax imposed on the Company under the laws of the State of New South Wales and the Commonwealth of Australia.

7.15.12	no administrative penalty has been imposed on the Company by any government authority in Australia (including but not limited to the penalties imposed by the ministry of environment, ministry of manpower, product quality control authority, social security, or customs) since its incorporation;

7.15.13	the Company has not been engaged in any and does not have any pending or foreseeable material dispute in Australia, whether in the form of litigation or arbitration;

7.15.14	the Company does not own property that has security interest registered against it;

7.15.15	the director is not aware of any non-compliance by the Company under the applicable laws of Australia;

7.15.16	the Company has not entered into any short-term or long-term debt documents (including bonds, finance leases, indemnities or other debts) or guarantees in favor of any external parties since its incorporation; and

7.15.17	there are currently no legal actions, suits or proceedings concerning the Company before the courts of Australia. Based on the Confirmations, the Company is not and has not been, the subject of or involved in any investigation or legal proceedings (including insolvency, winding up or dissolution proceedings), whether as plaintiff or defendant, or action taken or initiated, or penalty imposed by any regulatory or governmental authority Australia since its incorporation.

8.	This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of Australia as they are in force and applied by the Australian courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

9.	This opinion is rendered for your benefit and the benefit of your auditors, legal counsels and underwriters and other professional advisers (in that capacity only) in connection with the subject matters opined on herein. It is not to be relied upon by or disclosed to any other person or for any other purpose or quoted or referred to in any public document or filed with or disclosed to any government agency or other person without our prior written consent (other than where disclosure is required by law, listing rules or judicial proceedings).

Yours faithfully

/s/ Herman Yeh
Herman Yeh | Director/Solicitor Axegal | Suite 204 Level 2 84 Pitt Street SYDNEY NSW 2000 t: +61 481 896 118 e: herman.yeh@axegal.com.au

SCHEDULE 1

List of Documents Examined

1	the Certificate of Incorporation of the Company dated 29 May 2025;

2	the Certificate of Current & Historical Company Extract dated 29 May 2025;

3	Relational Company Extract dated 29 May 2025;

4	Satisfied Charges Extract dated 29 May 2025;

5	ASIC records requested 29 May 2025, which include the following documents:

(a)	ASIC application for registration as an Australian company dated 13 June 2019;

(b)	Change To Company Details Changes To (Members) Share Holdings dated 25 February 2020; and

(c)	Change To Company Details Changes To (Members) Share Holdings dated 13 December 2023.

6	National Property Ownership Report issued by InfoTrack dated 29 May 2025;

7	PPSR Grantor Comprehensive Summary issued by InfoTrack dated 29 May 2025;

8	Grantor Search Certificate issued by AFSA dated 29 May 2025;

9	National Litigation Report issued by InfoTrack on various dates with the following registries;

(a)	High Court of Australia;

(b)	Federal Court and Federal Circuit Court;

(c)	Fair Work Commission of Australia;

(d)	Supreme Court of the Australian Capital Territory;

(e)	Supreme and Local Courts of the Northern Territory;

(f)	Supreme Court of New South Wales;

(g)	Land and Environment Court of New South Wales;

(h)	Supreme Court of Victoria;

(i)	Supreme Court of Tasmania;

(j)	Supreme Court of Western Australia;

(k)	Supreme Court of South Australia (Criminal);

(l)	Supreme Court of South Australia (Civil);

(m)	Supreme and District Court of Queensland;

(n)	Magistrates Court of Western Australia;

(o)	Magistrates Court of Queensland;

(p)	Magistrates Court of the Australian Capital Territory;

(q)	Land Court of Queensland;

(r)	Industrial Relations Court of South Australia;

(s)	County Court of Victoria;

(t)	Court of Appeal of Western Australia;

(u)	District Court of Western Australia;

(v)	District Court of South Australia (Criminal);

(w)	District Court of South Australia (Civil)

(x)	Environment Resources and Development Court of South Australia (Civil);

(y)	Environment Resources and Development Court of South Australia (Criminal);

(z)	Industrial Relations Commission and Industrial Magistrates Court of Western Australia;

(aa)	Magistrates Court of Tasmania; and

(bb)	Magistrate Court of Victoria;

10	Company Asset Summary from 01 January 2019 to 30 April 2025;

11	Contractor Licence and Approved Sellor Certificates;

12	Director’s resolution dated 30 June 2023;

13	Commercial lease of the property at 27/14 Loyalty Road, North Rocks NSW 2151;

14	A sample full-time employment contract;

15	A director’s certificate issued by WENZE LU, being a director of the Company, on confirming various information about the Company (the Director’s Certificate), a copy of which is annexed to this confirmation as Appendix II,

1 to 14 above are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Documents conform in every material respect to the latest drafts of the same produced to us and, where the Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated. All matters required by law to be recorded in the Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

2	Constitutional Document. The Constitution of the Company is in force at the date hereof.

3	Court Search. The Register of all national courts examined by us via InfoTrack on the Search Date, constitutes a complete record of the proceedings for such period and the Company has not been sued in any other court or government body that are not included in the Court Search.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the matters envisaged in the Documents. The information recorded in the Certificate of Current & Historical Company Extract was accurate as at the date of this opinion.

6	Director’s Certificate. We have relied solely on the information contained in the Director’s Certificate, which we have assumed to be accurate, correct and complete, and have not separately and independently verified except on the employment contract and general compliance on the Business in which legal advice was sought by the Director and was given to the Company as instructed.

7	Assets. The Company has recorded all its current properties with the corresponding Australian Land Registries. And the Company does not own any patents, designs, trademarks and plant breeder’s rights registered with IP Australia.

8	Liabilities. All registerable security interest have been registered on the PPSR and there is no unregistered security interest.

9	Capacity & Power. That each Document has been duly authorized, executed and delivered by or on behalf of the parties thereto, that such parties have obtained all necessary consents and authorizations and are otherwise qualified and empowered to execute and deliver and perform their respective obligations under the relevant Documents and that the performance thereof is within their respective capacity and power.

10	Publicly Available Information. That the records on file and available for public inspection of the Company are accurate, that the information disclosed by the searches are true and complete, that such information has not since then been altered and that such searches did not fail to disclose any information which has been delivered for registration but did not appear on the registry’s file at the date of the searches.

11	Foreign Law. That no provision of any foreign law affects any of the opinions or conclusions stated in this legal opinion and that there is no other contractual or similar restrictions binding on the parties to each Document which would affect the opinions or conclusion stated in this opinion. Insofar as the laws of any jurisdiction other than Australia may be relevant, such laws have been complied with.

12	No Other Orderable ASIC Records. That ASIC records requested on 29 May 2025 contain all orderable ASIC records as at the date of this letter as evident by and shown on the ASIC Registers.

SCHEDULE 3

Qualifications

1	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Corporations Act have been paid and the Registrar has no knowledge that the Company is in default under the Corporations Act.

2	Court Search. The search of the Register of all national courts has been undertaken on InfoTrack, a digital system and information broker approved by ASIC (the Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Search Date and in particular may omit details of very recent filings.

3	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union and other international sanctions as implemented under the international laws.

4	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with any international law.

5	Director’s Certificate. We accept no responsibility in giving the opinion based on the Director’s Certificate, which is relied solely on the information provided by the director.

Appendix I

Director’s Certificate

Date: 03 June 2025

To Whom It May Concern

GREEN IOT PTY LTD ACN: 634 083 622

You have been asked to conduct due diligence and provide a legal opinion in the form attached hereto as Exhibit A (Opinion) with regard to the laws of the State of New South Wales and the Commonwealth of Australia in relation to the Company. We understand that the Opinion will be given in reliance on the matters certified in this certificate and accordingly I, WENZE LU, a director of the Company, hereby certify as follows:

1	the Opinion is factually true, correct and complete in all respects, and the undersigned has no knowledge of any other factual matters which shall constitute as exceptions, assumptions, qualifications or further disclosures to the Opinion. Capitalised terms used herein shall have the same meaning as in the Opinion unless otherwise stated.

2	Axegal, the legal practice I engage, may rely on the statements made in this certificate as a basis for the Opinion.

3	I, the undersigned, am a director of the Company to sign and deliver this certificate. Under the constitutional documents of the Company, the business and affairs of the Company are conducted by the directors and, if applicable, the board of directors the Company.

4	I, the undersigned, confirm in relation to the Company the followings, since the date of incorporation of the Company up to the date of this certificate:

a)	the Company has not been involved in any other business save for roof-top solar and energy storage system product sales and after sales services in Australia (Business);

b)	save for the Documents (as defined in the Opinion) and based on the legal advice I received, the Company does not need to obtain any governmental authorisation, approval, certificate, permit or licence in Australia for purpose of conducting the Business;

c)	the Company has six employees within Australia;

d)	based on the legal advice I received, the Company strictly complies with all applicable employment laws and regulations;

e)	the Company strictly complies with all applicable Work Health and Safety laws and regulations;

f)	the financial statements of the Company are regularly reviewed and evaluated and have no irregularities;

g)	the Company strictly complies with relevant environmental legislation, policies and guidelines and has not been found in breach or non-compliance with any legal obligation;

h)	the Company has no foreign and domestic investment;

i)	the Company has neither entered into any material contract nor incurred any material obligation or liability;

j)	there is at present no tax imposed on the Company under the laws of the State of New South Wales and the Commonwealth of Australia, and the Company has not been the subject of any administrative or legal proceedings or penalty imposed by any authority or regulator for violation of the taxation laws any State and the Commonwealth of Australia;

k)	no administrative penalty has been imposed on the Company by any government authority in any State and the Commonwealth of Australia;

l)	the Company has not been involved in any Court proceedings as defendant;

m)	the Company has not been engaged in any and does not have any pending or foreseeable material dispute in any State and the Commonwealth of Australia, whether in the form of litigation or arbitration;

n)	The Company possesses all requisite licences necessary for conducting the Business, including a contractor licence;

o)	PPSR Grantor Comprehensive Summary contains three registered security interests. These security interests are required by the three suppliers to guarantee the Company’s payments after the suppliers’ delivery of goods to the Company.

p)	the director is not aware of any non-compliance by the Company under the applicable laws of any State and the Commonwealth of Australia; and

q)	No material change has been made after the date of the Documents in Schedule 1 of this letter of Opinion.

5	I confirm that I am duly authorised to issue this certificate.

You may assume that all of the information in this certificate remains true and correct unless and until you are notified otherwise in writing.

Yours faithfully

Name of director:	WENZE LU
Position:	Director